Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in the following Registration Statements and Amendments of our reports dated March 15, 2007, except as to notes 5, 6, 7 and 23, which are as of September 7, 2007 and the effect of the retrospective adjustments for a change in the segment performance measure as described in note 6, which is as of March 2, 2009, relating to the consolidated statements of operations, changes in equity (deficit) and comprehensive income (loss) and cash flows and to the consolidated financial statement schedule of Nortel Networks Limited (“Nortel”) for the year ended December 31, 2006 (which audit report on the consolidated statements of operations, changes in equity (deficit) and comprehensive income (loss) and cash flows expressed an unqualified opinion, and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference referring to changes in accounting principles that have a material effect on the comparability of the financial statements) appearing in the Annual Report on Form 10-K of Nortel for the year ended December 31, 2008:

•	Registration Statement on Form S-8 and all Post-Effective Amendments thereto (Nortel Networks U.S. Deferred Compensation Plan) (333-11558)

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

March 2, 2009